UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)			October 23, 2019

PTC Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	0-18059		04-2866152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)		(IRS Employer Identification No.)

121 Seaport Boulevard	Boston	Massachusetts	02210
(Address of Principal Executive Offices)			(Zip Code)

(Registrant's Telephone Number, Including Area Code)		(781)	370-5000

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value per share	PTC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement

On October 23, 2019, PTC Inc. agreed to acquire Onshape Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") between PTC, Onshape, OPAL Acquisition Corporation, a newly-formed, wholly-owned subsidiary of PTC (“Merger Sub”), and the Stockholder Representative for the Onshape stockholders named therein. The Merger Agreement, which has been approved by the boards of directors of PTC and Onshape, provides that Merger Sub will merge with and into Onshape, with Onshape as the surviving corporation (the “Merger”). The base cash purchase price of the transaction payable to holders of Onshape’s equity will be approximately $470,000,000 payable at closing, net of Onshape’s debt, transaction expenses and certain change of control payments, all subject to adjustment as set forth in the Merger Agreement. PTC expects to draw on its credit facility to fund the acquisition price.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) requisite Onshape stockholder approval, (ii) no more than 3% of the outstanding shares of Onshape stock on an as-converted basis shall have exercised appraisal rights, and (iii) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (b) each party’s compliance with its agreements and covenants contained in the Merger Agreement, (c) the waiting period under the Hart-Scott-Rodino antitrust law having expired, and (d) the absence of any law, ordinance, rule, regulation, order, judgment or decree being in effect that restrains or enjoins, or otherwise prohibits or makes illegal, the consummation of the Merger. The parties expect that the Merger will close in the first quarter of PTC’s 2020 fiscal year.

The Merger Agreement includes customary representations, warranties and covenants of PTC, Onshape, and Merger Sub. Onshape has agreed to use commercially reasonable efforts to preserve the business until the completion of the Merger. Onshape has also agreed not to solicit, initiate or knowingly entertain or agree to or facilitate, proposals regarding alternative transactions and to certain restrictions on its ability to respond to any such proposals. PTC and Merger Sub have agreed to use reasonable efforts to obtain approval of the proposed transactions under applicable antitrust laws, as more fully set forth in and subject to the terms and conditions of the Merger Agreement. The parties to the Merger Agreement are also entitled to an injunction or injunctions to prevent breaches of the Merger Agreement, and to enforce specifically the terms of the Merger Agreement. Furthermore, to induce PTC to enter into the Merger Agreement, certain key management members of Onshape have executed and delivered noncompetition agreements and/or offer letters to PTC, and certain principal stockholders have executed and delivered a stockholder agreement containing confidentiality restrictions.

The foregoing summary of the principal terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Merger Agreement filed as Exhibit 1.1 hereto and incorporated herein by reference. This summary and the copy of the Merger Agreement are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about PTC or Onshape in public reports filed with the SEC. In particular, the Merger Agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to the Merger Agreement. The Merger Agreement includes representations, warranties and covenants of PTC, Onshape, and Merger Sub made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement among PTC, Onshape, and Merger Sub and may be subject to important qualifications and limitations agreed to by PTC, Onshape, and Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to PTC’s filings with the Securities and Exchange Commission (“SEC “) or may have been used for purposes of allocating risk among PTC, Onshape, and Merger Sub rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of PTC, Onshape, Merger Sub or any of their respective subsidiaries or affiliates.

Section 8 - Other Events
Item 8.01.     Other Events.

On October 23, 2019, PTC issued a press release announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.
1.1     Agreement and Plan of Merger dated as of October 23, 2019 by and among PTC Inc., OnShape Inc., OPAL Acquisition Corporation and the Stockholder Representative named therein.
99.1     PTC Inc. press release dated October 23, 2019.
104     Cover Page Interactive Data File (embedded within the Inline XBRL document)

______________________________
* All schedules to the Merger Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: October 23, 2019	By:	/s/ Kristian Talvitie
Kristian Talvitie
Executive Vice President and Chief Financial Officer